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                                                                   EXHIBIT 23.8



                       CONSENT OF CAHILL GORDON & REINDEL

     We hereby consent to the reference to our firm in the Registration Statement under the prospectus captions "Certain U.S. Federal Income Tax Consequences of the Merger" and "Legal Matters." Our consent to such reference does not constitute a consent under Section 7 of the Securities Act of 1933, as amended, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.


                                        CAHILL GORDON & REINDEL


New York, New York
September 2, 1997